AUTOMATED ANSWERING MACHINE MESSAGE:

“Hello, this is Tim Cronin, Vice President of the Advanced Series Trust and a member of the Board of Trustees for the portfolios.  Recently you should have received proxy material in the mail concerning the AST CLS Moderate Asset Allocation Portfolio.  The other Trustees and I recently approved a change to the investment strategy of the AST CLS Moderate Asset Allocation Portfolio.  The Portfolio Repositioning, if approved by the shareholders, would provide contract holders with a global asset allocation strategy subadvised by RCM instead of a strategy that invests in other portfolios of the Advanced Series Trust.

A Special Meeting of Shareholders will be held on December 10, 2012 where you will have an opportunity to vote for or against this proposal.  You may also vote by mail or telephone.  Your Fund’s Board of Trustees recommends that you vote “FOR” the proposal and your participation is very important.  A reminder mailing is also being sent to you.  To vote over the telephone, call toll-free at (877) 721-8341 and a proxy voting specialist will assist you with voting your shares.  Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Voting takes just a few moments.

Thank you for your consideration and prompt attention to this matter.”